UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 6, 2006

Eclipsys Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-24539	65-0632092
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1750 Clint Moore Road, Boca Raton, Florida		33487
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	561-322-4321

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Eclipsys Corporation entered into an Employment Agreement dated as of December 22, 2005, pursuant to which it agreed to employ John E. Deady as an executive vice president. See Item 5.02 for a description of the employment agreement and related agreements.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

c) Appointment of new principal executive officer.

Eclipsys Corporation announced on January 6, 2006 that it has hired John E. Deady as Executive Vice President, Client Solutions. Mr. Deady will begin working with Eclipsys on January 9, 2006.

From July 2001 until joining Eclipsys, Mr. Deady worked at McKesson Provider Technologies, most recently as vice president and general manager, Revenue Cycle Solutions. During his time with McKesson, he also served as vice president of Marketing and Sales Support, national vice president of New Business Relationships and national vice president, Clinical Sales Group. Prior to McKesson, Mr. Deady was a senior vice president and general manager at ADAC Healthcare Information Systems, where he had also previously served as the company’s national vice president of Sales and Marketing. Prior to joining ADAC, Mr. Deady held sales management positions with Cerner Corporation and E.I. duPont de Nemours Corporation. Mr. Deady has a B.A. in Political Science, with an emphasis in Economics from Tufts University, Medford, MA.

Eclipsys has entered into an at-will employment agreement with Mr. Deady pursuant to which he will receive an annual salary of $450,000. His bonus target is $200,000, which is guaranteed for 2006, and in subsequent years will be subject to achievement of performance against an annual bonus plan to be established by the board.

In addition, Mr. Deady’s compensation includes 100,000 restricted shares of Eclipsys common stock and non-qualified options to purchase up to 400,000 shares of Eclipsys common stock. The restricted stock has a purchase price of $.01 per share, is subject to contractual restrictions on transfer until vested, and vests over five years, with the first 26.666% vesting on June 1, 2007, and an additional 10% of the total number of shares vesting on each December 1 and June 1 thereafter, with the final 3.334% vesting on June 1, 2011. The stock options have a 10-year term, an exercise price per share equal to the fair market value of Eclipsys common stock on the date of grant, and vest over five years, with the first 20 percent vesting on February 1, 2007, and the remaining 80 percent vesting in 48 equal consecutive monthly installments thereafter. Vesting of the restricted stock and stock options is contingent upon continued employment and is subject to acceleration under certain circumstances. These awards are made as inducement grants pursuant to Section 4350(i)(1)(A)(iv) of the NASD Marketplace Rules.

Under Mr. Deady’s employment agreement, if Eclipsys were to terminate his employment without cause, or if he were to terminate his employment with good reason (as cause and good reason are defined in the employment agreement), he would be entitled to continuation of his salary and target bonus and health insurance benefits for 18 months, as well as 12 months' additional vesting of his restricted stock and stock options and payment of his target bonus on a pro-rata basis for the portion of the year he served until the date of termination without regard to any performance requirements.

If a change in control of Eclipsys (as defined in the employment agreement) were to occur, and Eclipsys or its successor were to terminate Mr. Deady’s employment without cause, or if he were to terminate his employment with good reason, within two years following the change in control, or within 180 days before and in anticipation of the change in control, then in lieu of the severance benefits described above, Mr. Deady would be entitled to continuation of his salary and target bonus and health insurance benefits for 24 months, as well as acceleration of vesting of all of his stock options and restricted stock and payment of his target bonus on a pro-rata basis for the portion of the year he served until the date of termination without regard to any performance requirements. He would also be entitled to gross-up payments to offset the effect of any applicable excess parachute payments tax.

However, Mr. Deady’s employment agreement imposes certain limits on his rights to severance benefits, as follows: (i) for each Dollar by which the value of his stock options and restricted stock that is already vested or that vests in connection with the termination of employment exceeds $4 million, his cash severance will be reduced by one Dollar; (ii) for each Dollar by which the value of his stock options and restricted stock that is already vested at the time of termination of employment (other than in connection with a change in control) exceeds $4 million, the value of his equity awards that would otherwise vest on an accelerated basis as a result of the termination will be reduced by one Dollar; (iii) if a change in control of Eclipsys occurs within the first year of Mr. Deady's employment, or within 180 days following, and pursuant to, a definitive agreement that is signed within the first year of Mr. Deady's employment, and Mr. Deady's employment is terminated such that he becomes entitled to severance benefits in connection with the change in control, the value of his equity awards already vested at the time of termination plus the value of equity awards accelerating as a result of the change in control plus the value of his cash severance benefits (other than continuation of insurance) will be capped at $5 million (provided that if the value of his equity that is already vested at the time of termination exceeds $5 million without any severance benefits, he is not required to return any of the excess); and (iv) if the successor in any change in control of Eclipsys offers Mr. Deady another position that is professionally comparable to his role with Eclipsys (as more fully described in the employment agreement), then he is not entitled to terminate his employment with good reason due to a change in his responsibilities.

In connection with his employment, Mr. Deady has also entered into an Agreement re Specified Acts with Eclipsys providing that if at any time within two years following termination of his employment, he becomes employed by or affiliated with any of certain specified competitors, Eclipsys may cancel any equity awards made to him, whether or not vested, recover the value he may have realized upon sale of shares underlying equity awards during the two preceding years, and cease any severance payments and recover any severance already paid in excess of $150,000.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eclipsys Corporation

January 6, 2006	By:	Brian W. Copple

Name: Brian W. Copple
Title: Secretary